EXHIBIT 99.1

For further information, contact:

LINDSAY CORPORATION: Jim Raabe	HALLIBURTON INVESTOR RELATIONS: Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2014 Second Quarter Results

OMAHA, Neb., March 26, 2014—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its second quarter ended February 28, 2014.

Second Quarter Results

Second quarter fiscal 2014 revenues were $152.8 million, versus $175.5 million of revenues in the same prior year period. Net earnings were $13.5 million or $1.04 per diluted share compared with $19.4 million or $1.50 per diluted share in the prior year.

Total irrigation equipment revenues decreased 16 percent to $135.9 million from $162.7 million in the prior fiscal year’s second quarter primarily due to lower crop prices. U.S. irrigation revenues of $92.8 million declined 21 percent while international irrigation revenues of $43.1 million decreased five percent. Infrastructure revenues increased 32 percent to $16.9 million with increases in all of its product lines.

Gross margin was 27.9 percent of sales compared to 28.7 percent of sales in the prior year’s second quarter. Gross margins in irrigation declined by approximately one percentage point due to fixed cost deleverage on lower sales and a higher mix of international sales. Infrastructure gross margins improved by approximately seven percentage points due to sales mix and leverage on higher sales.

Operating expenses were $21.8 million compared to $20.9 million in the same prior year period. The increase includes $2.2 million associated with the Lakos acquisition, offset by reductions in incentive compensation and advertising expenses. Operating expenses including Lakos were 14.2 percent of sales in the second quarter of fiscal 2014 compared with 11.9 percent of sales in the prior year period. Operating margins were 13.7 percent in the second quarter, versus 16.8 percent in the prior year period.

Cash and cash equivalents of $165.5 million were $5.9 million higher compared to the end of the second quarter in the prior fiscal year, while debt decreased $2.1 million. During the quarter the Company repurchased 78,520 shares for $6.6 million.

Backlog of unshipped orders at February 28, 2014 was $89.3 million compared with $159.3 million at February 28, 2013 and $86.6 million at November 30, 2013. Backlog declined in the U.S. and international irrigation markets, and infrastructure segment backlog increased over the same time last year. The current year infrastructure backlog includes a $12.8 million Road Zipper System order for the Golden Gate Bridge which will be recognized in revenue in fiscal 2015. The prior year irrigation backlog included a $39.1 million equipment and installation contract in Iraq, of which $3.0 million remained in backlog at the end of the second quarter of fiscal 2014.

Six Month Results

Total revenues for the six months ended February 28, 2014 were $300.5 million, a seven percent decrease from $322.9 million of revenues in the same prior year period. Net earnings were $23.7 million or $1.83 per diluted share compared with $34.1 million or $2.65 per diluted share in the prior year.

Total irrigation equipment revenues decreased 11 percent to $265.1 million from $296.9 million during the first six months of the prior fiscal year. U.S. irrigation revenues of $172.6 million declined 19 percent while international irrigation revenues of $92.4 million increased 11 percent on sales increases in South America and Australia. Infrastructure revenues increased 36 percent to $35.4 million.

Outlook

Rick Parod, president and chief executive officer, commented, “Irrigation sales declined in the second quarter driven by the lessening of drought conditions and the significant decline in agricultural commodity prices as compared to the same time last year. Lower grain prices and the political environment regarding Russia and Ukraine are likely to pressure irrigation demand in the second half of the year. Our focus for the balance of the year is on managing margins given the deleveraging impact, and maintaining momentum in the irrigation market.”

Parod added, “I’m pleased with the continued progress toward sustainable, profitable performance in our infrastructure segment, including more aggressive selling processes in the markets we serve. While we anticipate a decline from peak irrigation revenues for the near-term, drivers for the Company’s markets of population growth, expanded food production and efficient water use, support our expectation for long-term growth. In addition, we are committed to expanding shareholder returns through the continued execution of our capital allocation plan, as outlined in January 2014.”

Second-Quarter Conference Call

Lindsay’s fiscal 2014 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 9646534. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At February 28, 2014 Lindsay had approximately 12.9 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
	February 28,	February 28,	February 28,	February 28,
($ and shares in thousands, except per share amounts)	2014	2013	2014	2013
Operating revenues	$152,804	$175,539	$300,475	$322,909
Cost of operating revenues	110,132	125,175	217,652	229,688

Gross profit	42,672	50,364	82,823	93,221

Operating expenses:
Selling expense	9,534	8,000	19,290	15,321
General and administrative expense	9,354	10,155	21,097	20,273
Engineering and research expense	2,871	2,763	5,531	5,917

Total operating expenses	21,759	20,918	45,918	41,511

Operating income	20,913	29,446	36,905	51,710
Other income (expense):
Interest expense	(56)	(83)	(95)	(226)
Interest income	157	129	292	267
Other income (expense), net	(225)	(4)	(496)	120

Earnings before income taxes	20,789	29,488	36,606	51,871
Income tax expense	7,339	10,137	12,922	17,792

Net earnings	$13,450	$19,351	$23,684	$34,079

Earnings per share:
Basic	$1.04	$1.51	$1.84	$2.66
Diluted	$1.04	$1.50	$1.83	$2.65
Shares used in computing earnings per share:
Basic	12,910	12,842	12,899	12,799
Diluted	12,942	12,882	12,947	12,867
Cash dividends declared per share	$0.260	$0.115	$0.390	$0.230

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ and shares in thousands, except par values)	February 28, 2014	February 28, 2013	August 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$165,509	$159,583	$151,927
Receivables, net of allowance of $3,520, $1,915 and $2,853	111,211	105,399	120,291
Inventories, net	80,994	78,071	68,607
Deferred income taxes	13,916	9,110	12,705
Other current assets	18,216	15,020	15,261

Total current assets	389,846	367,183	368,791

Property, Plant and Equipment:
Cost	158,948	141,973	153,422
Less accumulated depreciation	(93,502)	(85,104)	(88,358)

Property, plant and equipment, net	65,446	56,869	65,064

Intangibles, net	34,084	23,729	36,007
Goodwill	37,282	30,211	37,414
Other noncurrent assets	3,961	4,490	5,020

Total assets	$530,619	$482,482	$512,296

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$53,954	$63,651	$42,276
Current portion of long-term debt	—	2,143	—
Other current liabilities	54,204	45,724	59,816

Total current liabilities	108,158	111,518	102,092

Pension benefits liabilities	6,202	6,676	6,324
Deferred income taxes	13,975	9,716	15,415
Other noncurrent liabilities	7,590	7,415	7,827

Total liabilities	135,925	135,325	131,658

Shareholders’ Equity:
Preferred stock of $1 par value-
Authorized 2,000 shares; none issued	—	—	—
Common stock of $1 par value-
Authorized 25,000 shares; 18,633 issued	18,633	18,553	18,571
Capital in excess of stated value	50,794	47,036	49,764
Retained earnings	424,241	372,242	405,580
Less treasury stock (at cost, 5,777 shares)	(97,566)	(90,961)	(90,961)
Accumulated other comprehensive loss, net	(1,408)	287	(2,316)

Total shareholders’ equity	394,694	347,157	380,638

Total liabilities and shareholders’ equity	$530,619	$482,482	$512,296

Lindsay Corporation and Subsidiaries CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Six months ended
($ in thousands)	February 28, 2014	February 28, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$23,684	$34,079
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,384	6,240
Provision for uncollectible accounts receivable	618	530
Deferred income taxes	(2,696)	(2,104)
Share-based compensation expense	2,191	2,351
Other, net	250	144
Changes in assets and liabilities:
Receivables	9,010	(22,880)
Inventories	(12,192)	(24,827)
Other current assets	(2,400)	(4,222)
Accounts payable	11,422	32,066
Other current liabilities	(5,410)	5,331
Current income taxes payable	(168)	(789)
Other noncurrent assets and liabilities	754	273

Net cash provided by operating activities	32,447	26,192

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,353)	(5,342)
Proceeds from sale of property, plant and equipment	35	14
Proceeds from settlement of net investment hedges	280	—
Payments for settlement of net investment hedges	(1,846)	(1,919)

Net cash used in investing activities	(6,884)	(7,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	371	1,619
Common stock withheld for payroll tax withholdings	(2,027)	(2,441)
Principal payments on long-term debt	—	(2,142)
Excess tax benefits from share-based compensation	695	2,629
Repurchase of common shares	(6,605)	—
Dividends paid	(5,023)	(2,952)

Net cash used in financing activities	(12,589)	(3,287)

Effect of exchange rate changes on cash and cash equivalents	608	481

Net change in cash and cash equivalents	13,582	16,139
Cash and cash equivalents, beginning of period	151,927	143,444

Cash and cash equivalents, end of period	$165,509	$159,583